Exhibit 3.rr

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

SEH REAL ESTATE HOLDINGS LLC

THIS OPERATING AGREEMENT (“Agreement”), is made and entered into by and between SEH Real Estate Holdings LLC, a Virginia limited liability company (the “Company”), and Simplimatic Engineering Holdings, LLC, an Ohio limited liability company and the sole member of the Company (the “Member”), as of the 30111 day of September, 2019.

WHEREAS, the original Operating Agreement of the Company was executed effective January 15, 2014.

WHEREAS, the Member hereby seeks to amend the original Operating Agreement and replace that Operating Agreement in its entirety with this Agreement.

ARTICLE 1

ORGANIZATION

Section 1.1 Formation. Pursuant to the Articles of Organization (the “Articles of Organization”) filed with the Secretary of State of Ohio on January 15, 2014 (the “Commencement Date”), the Company was formed pursuant to the provisions of Virginia Limited Liability Company Act (the “Act”). The rights and liabilities of the Member will be as provided in the Act except as otherwise provided in this Agreement. The Member hereby agrees that all actions taken by the authorized representative for filing the Articles of Organization are hereby ratified.

ARTICLE 2

NAME, CHARACTER, PLACE OF

BUSINESS AND TERM OF COMPANY

Section 2.1 Name. The name of the Company as of the date hereof is SEH Real Estate Holdings LLC. The Member may change the Company’s name at any time and from time to time. The Member may also cause the Company to do business at the same time under more than one fictitious name if the Member determines that doing so is in the interest of the Company.

Section 2.2 Character of Business. The business of the Company shall be to engage in any other lawful activity permissible for a limited liability company under the Act.

Section 2.3 Place of Business. The principal office of the Company shall be located at 1046 London Park Drive, Forest, VA 24551, or at such other location as the Member may from time to time determine.

Section 2.4 Location of Records. The Company will maintain, at its principal office, all records pertaining to the Company as required by the Act.

Section 2.5 Term. The period of duration of the Company shall commence on the Commencement Date and shall continue until dissolved in accordance with the provisions of this Agreement.

Section 2.6 Statutory Agent. The Company from time to time shall appoint a statutory agent in and for the State of Ohio.

ARTICLE 3

CAPITAL CONTRIBUTIONS; FISCAL YEAR

Section 3.1 Capital Contributions. The capital contributions of the Member are set forth on the books and records of the Company. The Member shall not be required to make any additional capital contributions or loans to the Company and no interest shall be paid on the capital contributions of the Member.

Section 3.2 Fiscal Year. The Company shall have the same fiscal year as the Member.

ARTICLE 4

MANAGEMENT OF COMPANY

Section 4.1 Management.

(a) The business and affairs of the Company will be managed from time to time by the Member.

(b) The Member is authorized to establish such rules and procedures relating to meetings and notices of meetings as it deems necessary or appropriate.

Section 4.2 Officers. The Member may appoint any person to act as officers of the Company which may include (a) a president; (b) one or more vice presidents; (c) a secretary and/or one or more assistant secretaries; and (d) a treasurer and/or one or more assistant treasurers. The Member may delegate a portion of its day-to-day management responsibilities to any such officers, as determined by the Member from time to time, and such officers will have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Member.

Section 4.3 Reliance on Acts of Member or Officers. No financial institution or any other person, firm or corporation dealing with the Company shall be required to ascertain whether the Member or any officer is acting in accordance with this Agreement but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by, the Member or such officer.

ARTICLE 5

DISTRIBUTIONS TO MEMBER

Section 5.1 Distributions of Net Cash Flow and Net Cash Proceeds. Distributions shall be made to the Member at such time as the Member determines.

ARTICLE 6

WITHDRAWAL OF A MEMBER; RIGHT TO

CONTINUE THE BUSINESS OF THE COMPANY

Section 6.1 Withdrawal of the Member. The Member shall cease to be a member of the Company upon the occurrence of any of the events of withdrawal as set forth in the Act.

Section 6.2 Right to Continue Business. The Company shall not dissolve upon the withdrawal of the Member by reason of a transfer described in Section 6.1 hereof. Upon the withdrawal of the Member for any other reason, the successors or assigns of the Member may elect to continue the business of the Company within one hundred twenty (120) days after the withdrawal of the Member from the Company pursuant to Section 6.1 hereof.

ARTICLE 7

TRANSFERS OF MEMBERSHIP INTERESTS

Section 7.1 Voluntary Transfers of Membership Interests. The membership interest of the Member may be voluntarily transferred at any time.

ARTICLES 8

DISSOLUTION OF THE COMPANY

Section 8.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) If the Member ceases to be a Member of the Company other than by reason of a transfer described in Section 6.1 hereof and the business of the Company is not continued as provided in Section 6.2;

(b) The sale of substantially all of the Company’s assets;

(c) The written statement of the sole Member to dissolve the Company; or

(d) The entry of a decree of judicial dissolution under Section 1705.47 of the Act.

Upon the dissolution of the Company, the Member (or the successor of the Member with respect to the Member’s membership interest) shall proceed, within one hundred eighty (180) days after notice of the event causing dissolution, with the winding up of the Company, and its assets shall be applied and distributed as provided in the Act; provided, however, that nothing in this Agreement shall be deemed to require the Company or any Member to pay any non-recourse debts or obligations of the Company.

Section 8.2 Final Accounting. The Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the Member with the foregoing distribution plan, the Member shall cease to be a Member and the Member shall execute and cause to be filed a Certificate of Dissolution of the Company in compliance with the Act and any and all other documents necessary with respect to termination and cancellation.

Section 8.3 Reserve. Notwithstanding the provisions of this Section, the Company may retain such amounts as it deems reasonably necessary as a reserve for any contingent liabilities or obligations of the Company. After such reasonable period of time as the Member shall determine, the balance of such reserve shall be distributed to the Member.

ARTICLE 9

INVESTMENT REPRESENTATION

Section 9.1 Investment Purposes. The Member hereby represents and covenants that she is acquiring her membership interest solely for investment purposes and not with a view to the distribution or resale thereof.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification of Member and Officers. The Company shall indemnify and defend the Member and the officers of the Company, or anyone who was serving as such at the request of the Company on behalf of some other entity (each, an “Indemnified Party”), and hold each of them harmless from and against any and all obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Indemnified Party (including, without limitation, all costs and expenses of defense, appeal and settlement) to the fullest extent permitted by the Act. The obligations of the Company under this Section 10.1 shall be satisfied solely from the assets of the Company, and no Member shall have any personal liability on account thereof.

Section 10.2 Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Indemnified Party against any liability asserted against and incurred by such Indemnified Party in such Indemnified Party’s capacity, or arising out of the Indemnified Party’s status as such, whether or not the Company would have the power to indemnity the Indemnified Party against such liability under the provisions of this Section 10 .2.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Company Covenants.

(a) The Company shall maintain its existence as a limited liability company in the State of Ohio and in all other states or jurisdictions where it is required to be qualified to conduct its business.

(b) The Company shall comply with all obligations under its Articles of Organization, duly adopted by-laws (if any), this Agreement and the Act.

Section 11.2 Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, notwithstanding the application of any principles of conflicts of law.

Section 11.3 Entire Agreement. This Agreement, together with the Articles of Organization and any duly adopted by-laws of the Company, as any of the foregoing may be duly amended in writing from time to time, contains the entire agreement or declaration of the Member with respect to the operation of the Company.

Section 11.4 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 11.5 Headings and Captions; Variation in Pronouns. The headings and captions used in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any of the terms and provisions of this Agreement. Except as specifically provided otherwise, all of the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any section or clause herein may require, the same as if such words had been fully and properly written in such number and gender.

Section 11.6 Amendment. This Agreement may be amended by the Member at any time and from time to time. Any such amendment shall be in writing.

IN WITNESS WHEREOF, the parties have hereunto set their hand as of the date set forth above.

MEMBER:

SIMPLIMATIC ENGINEERING HOLDINGS, LLC

By:	/s/ Sara M. Orange
Name:	Sara M. Orange
Title:	CFO

COMPANY:

SEH REAL ESTATE HOLDINGS LLC

By:	/s/ Sara M. Orange
Name:	Sara M. Orange
Title:	CFO

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

SEH REAL ESTATE HOLDINGS LLC

This AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF SEH REAL ESTATE HOLDINGS LLC (this “Amendment”), dated as of August 5, 2022 (the “Amendment Date”), is made by Simplimatic Engineer Holdings, LLC, an Ohio limited liability company (the “Member”), as the sole member of SEH Real Estate Holdings LLC, a Virginia limited liability company (the “Company”), in accordance with Section 13.1-1023. B of the Code of Virginia.

WHEREAS, reference is made to the First Amended and Restated Operating Agreement of the Company, dated as of January 15, 2014, by the Member (the “Operating Agreement”); and

WHEREAS, the Member wishes to amend the Operating Agreement in certain respects, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

SECTION 1. Definitions. All capitalized terms used, but not otherwise defined, herein, including in the introductory and recital paragraphs above, shall have the meanings assigned thereto in the Operating Agreement, as amended hereby. References in the Operating Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall each be deemed to be references to the Operating Agreement as amended hereby.

SECTION 2. Amendments to the Operating Agreement.

(a) Section 1.1 of the Operating Agreement is hereby amended to read in full as follows:

Formation. Pursuant to the Articles of Organization (the “Articles of Organization”) filed with the State Corporation Commission of the Commonwealth of Virginia on January 15, 2014 (the “Commencement Date”), the Company was formed pursuant to the provisions of Virginia Limited Liability Company Act (the “Act”). The rights and liabilities of the Member will be as provided in the Act except as otherwise provided in this Agreement. The Member hereby agrees that all actions taken by the authorized representative for filing the Articles of Organization are hereby ratified.

(b) Section 2.6 of the Operating Agreement is hereby amended to read in full as follows:

Statutory Agent. The Company from time to time shall appoint a statutory agent in and for the Commonwealth of Virginia.

(c) Section 8.1(d) of the Operating Agreement is hereby amended to read in full as follows:

The entry of a decree of judicial dissolution under Section 13.1-1047. of the Act.

(d) Section 11.1(a) of the Operating Agreement is hereby amended to read in full as follows:

The Company shall maintain its existence as a limited liability company in the Commonwealth of Virginia and in all other states or jurisdictions where it is required to be qualified to conduct its business.

(e) Section 11.2 of the Operating Agreement is hereby amended to read in full as follows:

Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, notwithstanding the application of any principles of conflicts of law.

SECTION 3. Miscellaneous.

a. Effectiveness; Limited Effect. The Member hereby agrees that this Amendment shall be effective as of the Amendment Date. The amendments provided in Section 2 hereof shall be applicable solely with respect to those matters expressly provided therein and no other amendments, waivers or consents may be construed or implied. Except as expressly provided herein, the Operating Agreement is and shall remain unchanged and in full force and effect and nothing contained in this Amendment shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any person arising before the date of this Amendment.

b. Entire Agreement. This Amendment constitutes the entire agreement of the Member with respect to the subject matter hereof.

c. Governing Law. This Amendment shall be governed by, and construed under, the laws of the Commonwealth of Virginia (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the Amendment Date.

SIMPLIMATIC ENGINEERING HOLDINGS LLC

By:	/s/ David A. Beaver
Name:	David A. Beaver
Title:	Vice President

[Signature Page to Amendment No. 1 of First A&R Operating Agreement]